Exhibit 10.2

Corn Products International

Notice of Grant of Stock Option

And Option Award Agreement

NAME

Effective                     , 20    , you have been granted a Non-Qualified Stock Option (the “Option”), under the Corn Products International, Inc. Stock Incentive Plan (the “Plan”), to purchase            shares of Common Stock (“Shares”) of Corn Products International, Inc. (the “Company”) at a price of $         per Share. This Award Agreement and the Plan together govern your rights under the Plan and set forth all of the conditions and limitations affecting such rights.

Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, except as otherwise provided in the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

Overview of Your Grant

1.               Vesting Period: The Options do not provide you with any rights or interests therein until they vest in accordance with the following:

Options become exercisable in three equal installments on the first three anniversaries of the date of grant (one-third of these Options will vest on                         , 20     one-third will vest on                    , 20    , and the final one-third will vest on                         , 20    ). The Option shall remain exercisable until                   , 20    .  However, the Option may expire prior to such date if your employment with the Company terminates prior to exercising such Option, as stated in Section 2.3 of the Plan.

2.               Requirements of Law: The granting of Options and the issuance of Shares under the Plan shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

3.               Tax Withholding: The Company shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.  You or your beneficiary may satisfy may satisfy any such obligation by any of the following means: (A) a cash payment to the Company in the amount necessary to satisfy any such obligation, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the date of the obligation to withhold or pay taxes arises in connection with the Option ( the “Tax Date”), equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (D) a cash payment in the amount necessary to satisfy any such obligation by a broker-dealer acceptable to the Company to whom you or your beneficiary has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value, determined as of the Tax Date, in excess of the amount determined by applying the minimum statutory withholding rate.  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by you or your beneficiary.

4.               Continuation of Employment: This Award Agreement shall not confer upon you any right to continuation of employment by the Company, its affiliates, and/or its Subsidiaries, nor shall this Award Agreement interfere in any way with the Company’s, its affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time.

5.               No Right to Future Grants; No Right of Employment; Extraordinary Item: In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past; (c) all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary;  (e) the Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) in the event that you are an employee of an affiliate or Subsidiary of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with the affiliate or Subsidiary that is your employer; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) if the underlying Shares do not increase in value, the Options will have no value; (i) if you exercise your Option and obtain Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Option Price; (j) no claim or entitlement to compensation or damages arises from termination of the Options or diminution in value of the Options or Shares purchased through exercise of the Options and you irrevocably release the Company, its affiliates and/or its Subsidiaries from any such claim that may arise; and (k) in the event of involuntary termination of your employment, your right to receive Options and vest in Options under the Plan, if any, will terminate in accordance with the terms of the Plan and will not be extended by any notice period mandated under local law; furthermore, your right to exercise the Options after such termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

6.               Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board or the Committee may adopt for administration of the Plan.

Corn Products International, Inc.

By:

Title:

By your signature below, you represent that you are familiar with the terms and provisions of the Corn Products International, Inc. Stock Incentive Plan, and hereby accept this Award Agreement subject to all of the terms and provisions thereof.    You further agree to notify the Company upon any change in residence.

Signature

Date